UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

Confluent, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rule 14a-6(i)(1) and 0-11.

This Schedule 14A filing consists of the following communications relating to the proposed acquisition of Confluent, Inc., a Delaware corporation (the “Company”) by International Business Machines Corporation, a New York corporation (“Parent”), pursuant to the terms of an Agreement and Plan of Merger, dated December 7, 2025, by and among the Company, Parent and Corvo Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent. The communications below were first used or made available on December 8, 2025.

CFLT - IBM Transaction Sales Enablement All Hands Meeting Transcript

Stephanie Buscemi, CMO, Confluent

All right, well, I think we should get started, and first of all, thanks everyone for joining today. I think most of you probably are coming from the company All Hands. If for some reason you’re not, we announced an agreement to combine with IBM. Once that transaction closes, nobody can tell you the exact date, but we’re guesstimating probably 6 months from now. We will be central to their data story, and we will be that company filling in a missing link for them here on a platform for how companies can really recognize the full potential of AI with reliable, reusable data, and that’s us.

We feel really, really strongly this is going to lead to greater success for the company and for our customers in terms of growth. So, we’re excited about that. I think what’s really important is that we spend some time right now with all of you as field teams, being our primary customer-facing folks on do’s and don’ts. What’s at your disposal. What communications are going out on your behalf to customers today. And we’re just going to walk you through that. So what I’m going to do is I’m going to start by handing over to Andrew, who’s going to really take you through your toolkit of what you have available, and some do’s and don’ts, and we’ll make sure we leave time for questions as well.

Andrew Sellers, VP, Technology Strategy and Enablement Technology Strategy Group, Confluent

Stephanie, thanks so much. Yeah, thank you, Stephanie. Yeah, let’s dive into some of the specifics and explain a little bit about the tremendous opportunities that this transaction and the combination is going to create for this team and the wider company at large.

First, really want to emphasize up front the upsell opportunities. Confluent gives a next chapter and natural addition to every existing messaging, data integration, or ETL user. And these are all businesses where IBM has significant market share with really large customers, and we’re going to get great access to that.

By combining Confluent with IBM integration assets, we’re going to be able to transition customers from this batch, polling, ETL, last-generation infrastructure to data streaming and event-driven architectures. This aligns very well with our Shift Left theme that we’re already building towards, and it helps us to improve insights in the analytical state with contextualized, discoverable, trustworthy, and secure data products that are delivered with data streaming.

The next big opportunities ahead of us, then, are this kind of hybrid mainframe modernization and these just cloud migration stories. So for large enterprises in banking or insurance or telco that have large data center investments, this combination is going to provide a modernization path that bridges application infrastructure and creates opportunities to maximize the utilization of data for hybrid clouds, which is incredibly compelling and powerful, and something that’s an opportunity we create for IBM.

This is going to enable the next generation of cloud-based applications to harness data unlocked from transactions that are running on older systems and mainframes and relational databases on-premises. We’re gonna benefit from an expanded platform and partner ecosystem, so we’ve done very well here, but IBM is gonna unlock even more. This is gonna help expand beyond pure streaming into the broader integration partner ecosystem.

For instance, integration with IBM’s integration stack, their API management, their messaging, and their extensive catalog of connectors. This combination is going to accelerate use case adoption, so we can deploy reference architectures across verticals, such as financial services, retail, manufacturing, with IBM’s footprint to unlock new use cases. This supports our goal of positioning Confluent for a venture in microservices and streaming in the enterprise.

And so, I think all of this then is about really a much bigger, much more qualified pipeline. It’s no secret that IBM’s reach across thousands of enterprise accounts is gonna help us with more inbound interest, more co-sell opportunities, and more multi-year modernization programs where Confluent becomes the absolute critical streaming backbone.

So with all these additional customer benefits comes more opportunities for all of you. So to recap for our go-to-market teams, through this transaction, we expect you’re gonna have a more predictable pipeline in top industries, a higher attach rate with IBM modernization initiatives, and larger deal sizes tied to hybrid cloud and mainframe upgrades. So, taken all together by doing this business combination with IBM we expect the field to get more at-bats and accounts that matter, with real budgets that are already allocated. You’re not trying to get people to raise new dollars. These are things that they’re gonna want, and we get to attach to these existing projects. Stephanie?

Stephanie Buscemi, CMO, Confluent

Yeah, yeah, and today, there’s a customer letter going out from Ryan to all customers, which you shall be in receipt of. And then know that all of our top Q4 deals, so our top 20 Confluent Cloud, our top 20 CP deals, you’ll be notified as an AE or on an account team of that. Those are getting a one-to-one high-touch outreach from Jay and Ryan. So those conversations actually started and initiated as of this morning. So, if you have needs around that, obviously use your management chain and work through your RSD, AVPs, and TBPs if you need to have conversation beyond what’s in the immediate toolkit that we’ve given to you.

I think just kind of anecdotally, I want to share that, I have been in these conversations with them, have been exposed to the HashiCorp folks and the Red Hat folks, and you’re gonna get to experience this firsthand. We have to get through the close, but their experience is, at least what I can share with all of you. Their experience has been that IBM has this incredible access. They can access everyone and every organization, and they have these very large multi-year deals with these companies, and they’re actually looking for new, more modern assets to be able to position and sell. And so, they’ve done an incredible job with the Red Hat team and the HashiCorp team in opening the doors, bringing them in and these folks being able to be very, very, very successful. And I think that is the opportunity for our field organization as well. I think it will be a massive accelerant of selling and growth for us. Having them as the wind on our back and opening those doors for us.

Between now and then, we do have to emphasize that it’s business as usual. God forbid, if something, for some reason, it didn’t go through, we all feel pretty optimistic about this, because we’re both publicly traded companies, and we feel that this transaction will come to fruition, but it ain’t over until it is signed. So we do need to stay business as usual and be really focused on the customers. At the end of the day, the customers are obviously going to be looking immediately for any cues of disruption.

I think the most important thing that all of you can do is continue to be there, and be the face for them, and answer questions for them. Don’t make them do the heavy lifting. If there’s questions, tell them you’ll go find the answer, and we’ll help you find the answer. If there’s assets and things that we’re not giving to you, and you need those things, come to us so that we can help support your every conversation that is happening there.

Andrew, maybe you want to make sure that everyone knows the actual things that are in the sales toolkit for them?

Andrew Sellers, VP, Technology Strategy and Enablement Technology Strategy Group, Confluent

Yeah, please. And so, I think the main things that we’ve included there is a really good Q&A, a good description of things. I think it’s going to be relevant for all of you as we wrote a customer partner letter that you can use to distribute that, just reemphasizes that this is very much business as usual for us, that we remain hyper-focused on creating value for them and their success. There’s also references to the blog post and some of the press releases and some of the other things just for their general awareness. But, the big thing is probably, again, I’d say the FAQ and the toolkit itself, and the customer partner letter.

And again, it’s just going to reinforce the themes of what we’re talking about right now. This is a really exciting time for Confluent, this is very positive for us, we’re confident this transaction with IBM is going to take us into the next phase of our growth and evolution. It’s going to allow us to do more with what we want to build, and to get there and accelerate even faster. The other thing that I’ll just say that I think is really important is that our customers are counting on us. Really, they’re counting on you, and it’s important we deliver for them that, you know, there’s a lot of this that we just have, you know, we remain confident about.

Q4 is going to just be huge for us. Q1 after that is also gonna be really big. So we just can’t let this combination be a distraction. Our goal remains to drive significant Confluent cloud consumption, and we gotta hit our numbers for total CPA, ACV, and Q4. Our whole team is depending on us to crush our individual quotas so we can roll up to those goals. But we’re in this together. And so let your leadership know how we can all help. From an enablement perspective, if you need anything, anyone can reach out to me as well. We just want to make sure that you have what you need, you’re not alone, and that you aren’t making anything up. If you don’t know the answer, we can help you find the answers as it exists today. The thing to emphasize, too, is we’re so early in this process that it’s okay not to have all the answers, you know, it really is. Stephanie, anything else?

Stephanie Buscemi, CMO, Confluent

Yeah, I mean, why is it important to kind of just stick with what we’re giving you right now? This is, even this conversation right now, is being filed with the SEC. Like, Jay’s last hour has to be filed, and Maddie can tell everyone on the line here, every single thing we’re saying has to be filed. So we’re kind of held to a very high standard in this separate period of time on what we can say and do. So I encourage everyone to really stick to the language that we’ve put in the documents, and I know sometimes that feels a little awkward and robotic, but you don’t want to be that person. Don’t try to make it up. It’s not a good idea. And if there isn’t, to Andrew’s point, you do have an answer on something, come to us. We’re obviously going to do our best to always give the customer what they need, to the extent we can do it within the legal constraints that we’re in during this closing period.

I also would say we will keep the toolkit refreshed. So as each of you come in with questions, that FAQ is just going to get richer and richer. So, it might just be something you want to tab and keep open and refresh. Because as things come in, we will continue to get those added so everybody gets the benefit of everyone’s questions.

Andrew Sellers, VP, Technology Strategy and Enablement Technology Strategy Group, Confluent

And we’ll have it posted on the wiki where Maddie shared the link earlier. We’re also packaging it into ConfluentIQ as well, so it’s going to be available the way you consume content from us for enablement anywhere.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Confluent, Inc. (the “Company”) by International Business Machines Corporation (“Parent”) pursuant to the Agreement and Plan of Merger, dated as of December 7, 2025, by and among the Company, Parent and Corvo Merger Sub, Inc. The Company intends to file a preliminary and definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) with respect to a special meeting of stockholders to be held in connection with the proposed acquisition. After filing the definitive proxy statement (the “Proxy Statement”) with the SEC, the Company will mail the Proxy Statement and a proxy card to each stockholder of the Company entitled to vote at the special meeting. The Proxy Statement will contain important information about the proposed transaction and related matters. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, THE COMPANY’S STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SEC RELATING TO THE PROPOSED ACQUISITION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. Investors and stockholders of the Company may obtain a free copy of the preliminary and definitive versions of the proxy statement once filed, as well as other relevant filings containing information about the Company and the proposed acquisition, including materials that are incorporated by reference into the Proxy Statement, without charge, at the SEC’s website (https://www.sec.gov) or from the Company by going to the Company’s Investor Relations Page on its website (https://www.confluent.io).

Participants in the Solicitation

The Company and its directors, and certain of its executive officers, consisting of Lara Caimi, Jonathan Chadwick, Alyssa Henry, Matthew Miller, Neha Narkhede, Greg Schott, Eric Vishria, Michelangelo Volpi, who are the non-employee members of the Board of Directors of the Company (the “Board”), and Jay Kreps, Chief Executive Officer and Chairman of the Board, Rohan Sivaram, Chief Financial Officer, and Ryan Mac Ban, Chief Revenue Officer, may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed acquisition. Information regarding the Company’s directors and certain of its executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, can be found under the captions “Security Ownership of Certain Beneficial Owners and Management,” “Executive Compensation,” and “Director Compensation” contained in the Company’s definitive proxy statement on Schedule 14A for the Company’s 2025 annual meeting of stockholders, which was filed with the SEC on April 23, 2025. To the extent holdings of the Company’s securities by its directors or executive officers have changed since the applicable “as of” date described in its 2025 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Beneficial Ownership on Form 4 filed with the SEC, including (i) the Form 4s filed by Ms. Narkhede on May 6, 2025, June 4, 2025, June 12, 2025, September 11, 2025, October 31, 2025, November 5, 2025 and December 3, 2025; (ii) the Form 4s filed by Mr. Sivaram on May 22, 2025, June 4, 2025, June 9, 2025, August 22, 2025, September 10, 2025, October 31, 2025, November 24, 2025 and December 3, 2025; (iii) the Form 4s filed by Mr. Kreps on May 19, 2025, May 22, 2025, June 9, 2025, August 18, 2025, August 22, 2025, September 8, 2025, November 17, 2025 and November 24, 2025; (iv) the Form 4 filed by Mr. Chadwick on April 4, 2025 and June 12, 2025; (v) the Form 3 filed by Mr. Ban on May 16, 2025 and the Form 4s filed by Mr. Ban on May 22, 2025, June 24, 2025, August 22, 2025, September 24, 2025 and November 24, 2025; (vi) the Form 4s filed by Mr. Vishria on May 21, 2025, June 9, 2025, June 12, 2025, September 2, 2025 and October 31, 2025; (vii) the Form 4 filed by Mr. Volpi on June 9, 2025; (viii) the Form 4 filed by Ms. Caimi on June 12, 2025; (ix) the Form 4 filed by Mr. Schott on June 12, 2025; and (x) the Form 4 filed by Ms. Henry on June 12, 2025. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be included in the definitive proxy statement relating to the proposed acquisition when it is filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and the Company’s website at https://www.confluent.io.

Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are statements that could be deemed “forward-looking statements”, including all statements regarding the intent, belief or current expectation of the companies and members of their senior management teams. Words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target,” variations of such words, and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words.

These forward-looking statements include, but are not limited to, statements regarding the benefits of and timeline for closing the Company’s proposed transaction with Parent. These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions. Many actual events and circumstances are beyond the control of the Company. These forward-looking statements are subject to a number of risks and uncertainties, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could delay the consummation of the proposed transaction or cause the parties to abandon the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into in connection with the proposed transaction; the possibility that the Company’s stockholders may not approve the proposed transaction; the risk that the parties to the merger agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of the Company; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; and the risk that the proposed transaction and its announcement could have an adverse effect on the ability of the Company to retain and hire key personnel and to maintain relationships with customers, vendors, partners, employees, stockholders and other business relationships and on its operating results and business generally.

Further information on factors that could cause actual results to differ materially from the results anticipated by the forward-looking statements is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, the Proxy Statement and other filings made by the Company from time to time with the Securities and Exchange Commission. These filings, when available, are available on the investor relations section of the Company’s website (https://www.confluent.io) or on the SEC’s website (https://www.sec.gov). If any of these risks materialize or any of these assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company presently does not know of or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. The forward-looking statements included in this communication are made only as of the date hereof. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.